UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2005

HASTINGS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

TEXAS

(State or other jurisdiction of incorporation or organization)

000-24381	75-1386375

(Commission File Number)	(I.R.S. Employer Identification Number)
3601 Plains Blvd, Amarillo, Texas	79102

(Address of principal executive offices)	(Zip Code)

(806) 351-2300

(Registrant’s telephone number, including area code)

NONE

(Former name, former address and former fiscal year,
if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HASTINGS ENTERTAINMENT, INC.

Item 1.01.  Entry into a Material Definitive Agreement.

On March 22, 2005, the company announced the resignation of Robert Berman as Vice President of Operations of the Company by filing an 8-K under Item 5.02. In connection with his resignation, the Company entered into a Severance Agreement and Release with Mr. Berman, dated March 25, 2005. Under the Severance Agreement and Release, the Company will provide severance benefits to Mr. Berman consisting of his current base salary for twelve (12) months and a payment equal to his annual bonus under the Company’s Corporate Officer Incentive Plan, amounting to a total cash payment of $240,000.00. The Company will also reimburse Mr. Berman’s COBRA payments for a period of fifteen (15) months. Mr. Berman will also be vested in 69,000 previously granted, but unvested, stock option shares with exercise prices of between $2.995 and $5.74 per share, and have the right to exercise them for a period of ninety (90) days from April 1, 2005. In exchange for these benefits, Mr. Berman has released and waived claims he might have against the Company and has agreed to provide reasonable assistance and cooperation to the Company regarding items and areas over which he managed or otherwise worked while employed at the Company. Mr. Berman has also agreed for a period of two (2) years not to be employed with, consult or be engaged in work for, either directly or indirectly, certain competitors of the Company.

The foregoing description of Mr. Berman’s Severance Agreement and Release is qualified in its entirety by reference to the provisions of the Severance Agreement and Release that are filed as Exhibit 10.1 to this report.

HASTINGS ENTERTAINMENT, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2005	Hastings Entertainment, Inc. (Registrant)
	By:	/s/ Dan Crow
Dan Crow
Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)